Exhibit 10.5

INNOSPEC INC. 2014

LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the Innospec Inc. 2014 Long-Term Incentive Plan (the “Plan”) is to retain and motivate certain key employees of Innospec Inc., a Delaware corporation (the “Company”) or its Subsidiaries through the grant of a Cash Incentive Award (as defined below) on the terms set forth herein. The Plan covers a three-year performance period beginning January 1, 2014 and ending on December 31, 2016 (the “Performance Period”) with the actual amount of the Cash Incentive Award payable to each eligible employee determined based on the achievement of specified performance measures and subject to the terms of the Plan as described below. Capitalized words and phrases not otherwise defined in the body of the Plan are defined pursuant to Section 11 of the Plan.

2. Grant of Cash Incentive Awards. Effective as of the Grant Date, each person who has received a Grant Letter which notified such person of his or her grant of a Cash Incentive Award pursuant to the Plan and specified the Maximum Bonus Amount for such person shall be a “Participant” in the Plan. The list of participation levels available to Participants granted a Cash Incentive Award are specified in Exhibit A. On or after the Grant Date but prior to December 31, 2014, the Committee may grant Cash Incentive Awards to additional Participants pursuant to a Grant Agreement with such award subject to the terms of the Plan and any additional terms specified in the Grant Agreement and with a Maximum Bonus Amount set forth in such Grant Agreement.

3. Distribution. On the Distribution Date, a Participant who remains in Good Standing shall be entitled to a single lump sum payment for his or her Cash Incentive Award (to the extent not previously forfeited) in an amount (the “Distribution Payment”) equal to the total of (a) the Relative Share Price Portion plus (b) the Earnings Per Share Portion plus (c) the Operating Income for Acquisition Business Portion all as determined pursuant to Exhibit B; provided, however, that in the event that a Change in Control occurs prior to the last day of the Performance Period, each Participant shall become entitled to a payment on the thirty-day anniversary of such Change in Control in an amount equal the Maximum Bonus Amount for each Participant (to the extent not previously forfeited). For a Participant who was absent from work due to a Leave of Absence, such Participant shall only be entitled to receive a lump sum payment equal to his or her Distribution Payment as determined pursuant to the previous sentence further multiplied by the Leave of Absence Fraction. Upon payment of the Distribution Payment, if any, pursuant to this Section 3, all Cash Incentive Awards (which have not previously been forfeited or cancelled) shall be cancelled.

4. Termination of Employment Prior to Distribution Date. Except as otherwise provided in this Section 4 or as otherwise determined by the Committee, if the Participant’s Termination Date occurs for any reason prior to the Distribution Date and prior to a Change in Control or if the Participant fails to meet the requirements of Good Standing as of any date prior to the Distribution Date and prior to a Change in Control or if the Participant is under notice of termination, is on garden leave or has given notice of resignation prior to the Distribution Date and prior to a Change in Control, the Participant’s Cash Incentive Award shall be immediately forfeited and cancelled. If the Participant’s Termination Date occurs prior to the Distribution Date and prior to a Change in Control and if the Participant is a Good Leaver, then, to the extent determined by the Committee in its sole discretion, the Participant shall be entitled to receive a payment of the Cash Incentive Award in a single lump-sum payment no later than the sixty-day anniversary of such Termination Date with the amount of the Distribution Payment, if any, determined by the Compensation Committee in its sole discretion; provided, however, that in the event that the Cash Incentive Award held by a terminated Participant is intended to constitute Performance-Based Compensation, the Compensation Committee shall determine amount of the Distribution Payment that would have been earned based on the satisfaction of performance goals in Exhibit B determined as if the Performance Period ended as of the last day of the calendar year during which the Termination Date for such Participant occurs and, for the Relative Share Price Portion, determined using the average price during the last quarter of the year of such termination, for the Earnings Per Share Portion, determined based on the satisfaction of the Earnings Per Share Stretch Target for the year of such termination (which was used by the Committee in determining the appropriate Earning Per Share Stretch Target for 2016 for purposes of this Plan), and for the Operating Income for Acquisition Business Portion, determined based on the satisfaction of the Combined Target EBIT for the three acquired companies for the year of such termination (which was used by the Committee in determining the appropriate Combined Target EBIT for 2016 for purposes of this Plan) and the payment of the Distribution Payment shall be made no later than March 15 of the calendar year following the calendar year of the Termination Date. Upon payment of the Distribution Payment, if any, pursuant to this Section 4, all Cash Incentive Awards (which have not previously been forfeited or cancelled) shall be cancelled.

5. Restrictions on Transfer. No Cash Incentive Award (whether vested or unvested) or any other right under the Plan may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of to any third party other than the Company except by will or the laws of descent and distribution.

6. Notices. Except as expressly set forth to the contrary in the Plan, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, if to the Company, at its principal office and, if to a Participant, at the last known address for the Participant on the Company’s records (or such address as the Company or Participant, may designate in writing). Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received upon the first business day after the date of deposit with the delivery service. The Company or a Participant, as applicable, may waive any required notice by written waiver.

7. Miscellaneous.

(a)	No Implied Rights. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant (or his estate) shall have only a contractual right to a Distribution Payment, if any, under the Plan, unsecured by any assets of the Company or any of its Subsidiaries, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any of its Subsidiaries shall be sufficient to pay any benefits to any person. The grant and holding of a Cash Incentive Award shall not represent the grant or holding of an ownership interest in the Company or any of its Subsidiaries.

(b)	No Rights to Continued Employment. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ of the Company or any of its Subsidiaries, or to interfere with or to limit in any way the right of the Company or any of its Subsidiaries to terminate the employment of any Participant at any time.

(c)	Restrictions on Distributions. Notwithstanding any other provision of the Plan, the Company shall have no obligation to make any distribution of benefits under the Plan unless such distribution complies with all applicable laws; provided, however, that if the restriction set forth in this Section becomes operative, the Company will use its reasonable efforts to restructure the form or manner of such distribution of benefits so that it is complaint with applicable law.

(d)	Successors. The Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(e)	Severability. Each provision of the Plan shall be considered severable and, if for any reason any provision or provisions herein is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of the Plan which are valid, enforceable and legal.

(f)	Tax Withholding. The grant, vesting, and distribution with respect to Cash Incentive Awards under the Plan are subject to withholding of all applicable taxes. The Company and its Subsidiaries shall have the right to deduct from all cash distributions made pursuant to the Plan any federal, state or local taxes required to be withheld with respect to such distributions. In no event whatsoever shall the Company or any Subsidiary be liable for any taxes, penalties or interest that may be imposed on a Participant under Section 409A of the Code or under any other similar provision of state tax law in connection with such Participant’s participation in the Plan or otherwise. By agreeing to participate in the Plan, the Participant acknowledges and agrees that he or she shall be liable for all taxes imposed on him or her as a result of participation in the Plan and in relation to payments received pursuant to the Plan, including, but not limited to, Section 409A of the Code and any other similar provision of state tax law.

(g)	No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor the grant of a Cash Incentive Award hereunder shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business.

(h)	Governing Law. For Participants whose primary place of employment for the Company as of the Grant Date is in the United States, the Plan shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws or principles), all rights and remedies being governed by such laws. For Participants whose primary place of employment for the Company as of the Grant Date is in the United Kingdom, the Plan shall be governed by, and construed under, English law, all rights and remedies being governed by such laws. For all other participants, the Plan shall be governed by, and construed under, the laws of the country where the Participant’s primary place of employment is located determined as of the Grant Date for such Participant.

(i)	Exhibits Incorporated Into Plan. Any Exhibit to the Plan is incorporated into and forms part of the Plan.

8. Administration of the Plan. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Section 8.

(a)	Authority of the Committee. The Committee’s administration of the Plan shall be subject to the following:

(i)	The Committee will have the authority and discretion to interpret the Plan, to establish and amend any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(ii)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.

(iii)	The Committee will have the authority and the discretion to determine the Distribution Payment amount pursuant to Sections 3 and 4. No participant shall be entitled to a Distribution Payment until the Committee has certified in writing the satisfaction of the applicable performance goals in Exhibits B, C and D.

(iv)	The Committee shall take such actions as it determines to be necessary or appropriate with respect to the Plan, and the Cash Incentive Awards granted under the Plan, to avoid acceleration of income recognition or the imposition of taxes under Section 409A of the Code.

(v)	Notwithstanding any other provision of the Plan, no benefit shall be distributed under the Plan unless the Committee, in its sole discretion, determines that such person is entitled to benefits under the Plan as determined in good faith by the Committee in accordance with the terms of the Plan and applicable law, and the Committee retains the discretion to reduce or eliminate a Participant’s right to receive Distribution Payment at any time and for any reason prior to the date that such payment is made to a Participant.

(b)	Delegation by Committee. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, in any case other than Participants in the Plan. Any such allocation or delegation may be revoked by the Committee at any time.

9. Amendment and Termination. Notwithstanding anything herein to the contrary, the Committee may at any time terminate or amend, modify or suspend the Plan in whole or in part. The Committee may also, without the consent of any Participant, make such amendments or modifications to the Plan or any outstanding Cash Incentive Award as the Committee determines are reasonably necessary in order for the Plan or such Cash Incentive Award to (a) comply with, or avoid being subject to, Sections 409A of the Code and (b) comply with, or take into account changes in, applicable tax laws, accounting rules and other applicable laws, rules and regulations.

10. Section 409A of the Code. This Plan and the payments made pursuant to this Plan are intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Plan shall be exempt from the requirements of Section 409A of the Code. It is intended that the Distribution Payment will in any event be paid pursuant to the terms of this Plan to each Participant who is a US Taxpayer within the period necessary to satisfy the exemption from Section 409A of the Code for short-term deferrals set forth in Treas. Reg. §1.409A-1(b)(4)(i) (which generally requires that payment be made not later than the fifteenth day of the third month after the end of the year in which the amount becomes vested).

11. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Cash Incentive Award” means an award to a Participant of the right to receive a Distribution Payment, if any, pursuant to the terms of the Plan and the applicable Grant Agreement. The Cash Incentive Awards granted to the named executive officers of the Company other than the Chief Executive Officer granted February 10, 2014 are intended to constitute Cash Incentive Awards and Performance-Based Compensation within the meaning of such terms as defined in the PRSOP.

(c)	“Cause” means the occurrence of any of the following:

(i)	A Participant commits any act of gross misconduct or repeat or continue any other serious breach of his or her duties under the applicable employment agreement; or

(ii)	A Participant is guilty of any conduct which in the reasonable opinion of the Board brings him or her or the Company or its Subsidiaries into disrepute; or

(iii)	A Participant breaches the provisions of the Company’s Code of Ethics; or

(iv)	A Participant is convicted of any criminal offence which in the reasonable opinion of the Board affects his or her position with the Company; or

(v)	A Participant commits any act of dishonesty whether relating to the Company, any Subsidiary, any of its or their employees or otherwise; or

(vi)	A Participant becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or

(vii)	A Participant has in the reasonable opinion of the Board become incompetent to perform his or her duties; or

(viii)	A Participant has become prohibited by law from being a director of a company or ceased to be a director of the Company or any Subsidiary without the consent or concurrence of the Board.

(d)	“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended (“Exchange Act”) whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if:

(i)	any “person” or “group” (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company respectively, then outstanding securities (other than the Company, any employee benefit plan of the Company or a Subsidiary); and, for purposes of this Plan, no change in control shall be deemed to have occurred as a result of the “beneficial ownership”, or changes therein, of the Company’s securities, respectively, by any of the foregoing,

(ii)	there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company’s Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have (directly or indirectly) at least a 70% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company,

(iii)	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or

(iv)	as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial share accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

(e)	“Code” means the Internal Revenue Code of 1986, as amended, and any regulations and other official guidance issued thereunder.

(f)	“Committee” means the Compensation Committee of Board of Directors of the Company.

(g)	“Distribution Date” means the date that the Distribution Payment is paid by the Company and such date shall be between February 1, 2017 and March 31, 2017; provided, however, for any Participant who is a US Taxpayer, the Distribution Date shall be between February 1, 2017 and March 15, 2017.

(h)	“Employer Company” means the Company or a Subsidiary of the Company that employs a Participant.

(i)	“Good Leaver” means a Participant whose Termination Date occurs due to (i) death; (ii) disability; (iii) the Employer Company’s termination of the Participant’s employment without Cause (with Cause being determined by the Committee in its sole discretion consistent with Section 2(f)), including due to a redundancy; or (iv) the Participant’s retirement. The determination of whether a Participant is a Good Leaver shall be made by the Committee in its sole discretion and no Participant shall have any rights as a Good Leaver prior to the date that such determination is made by the Committee.

(j)	“Good Standing” means a Participant who has received a performance rating of a 3 (Good Performer) or better for each year of the Performance Period and who remains employed at the same level in the same or a similar role throughout the Performance Period.

(k)	“Grant Agreement” means a written letter executed by a member of the Committee (or someone who was delegated authority to sign on behalf of the Committee by the Committee) granting a Participant a Cash Incentive Award under the Plan.

(l)	“Grant Date” means February 10, 2014 for Participants who were granted Cash Incentive Awards by the Committee in a meeting on February 10, 2014. For any other Participants, the Grant Date means the date that such Participant was granted a Cash Incentive Award by the Committee.

(m)	“Leave of Absence” means a period of not less than a full month that a Participant is absent from work on leave that is approved by the Employer Company due to illness or other approved reason.

(n)	“Leave of Absence Fraction” means a fraction with a numerator equal to thirty-six (36) minus the number of full months that such Participant was on a Leave of Absence on or after the Grant Date and the denominator of which is equal to thirty-six (36).

(o)	“Maximum Bonus Amount” means the maximum amount of the Cash Incentive Award granted to each Participant in the Plan as specified in the Grant Agreement.

(p)	“Participant” means each person who is granted a Cash Incentive Award pursuant to the terms of the Plan and a Grant Agreement.

(q)	“Performance-Based Compensation” means performance-based compensation as defined in the PRSOP.

(r)	“PRSOP” means the Innospec Inc. Performance Related Stock Option Plan.

(s)	“Subsidiary” means a subsidiary corporation as defined in the PRSOP.

(t)	“Termination Date” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any of its Subsidiaries, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary of the Company or between two Subsidiaries of the Company; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a bona fide Leave of Absence from the Company or a Subsidiary of the Company approved by the Employer Company. If, as a result of a transaction (other than a Change in Control) or otherwise, the Employer Company for which the Participant provides services ceases to be a Subsidiary of the Company, and the Participant ceases to be employed by the Company or an entity that is then a Subsidiary of the Company, then, such Participant’s Termination Date shall be deemed to have resulted and the Participant shall be deemed to be a Good Leaver.

(u)	“US Taxpayer” means a Participant who is a citizen or permanent resident of the United States for purposes of the Code or a Participant for whom the compensation payable pursuant to the Plan would otherwise be subject to United States federal income taxation under the Code.

EXHIBIT A

PARTICIPATION LEVELS

Level	Maximum Bonus Amount	Total Number of Participants at Each Level as of February 10, 2014
Level 1	$4,800,000	1
Level 2	$1,700,000	2
Level 3	$1,300,000	1
Level 4	$750,000	4
Level 5	$700,000	2
Level 6	$550,000	2

EXHIBIT B

CALCULATION OF DISTRIBUTION PAYMENT

The Distribution Payment, if any, for a Participant shall equal an amount equal to the total of the (a) Relative Share Price Portion plus (b) the Earnings Per Share Portion plus (c) the Operating Income for Acquisition Business Portion all as determined pursuant to this Exhibit B.

The amount of each portion of the Distribution Payment shall equal an amount determined by multiplying (x) the Maximum Bonus Amount by (y) applicable Weighting Percentage determined below by (z) the applicable Portion Percentage determined below.

Performance Measure	Weighting Percentage
Relative Share Price Portion	20%
Earnings Per Share Portion	40%
Operating Income for Acquisition Business Portion	40%

Relative Share Price Portion: The Relative Share Price is a comparison of the Company’s share price at the beginning of the Performance Period in 2014 to the Company’s average share price during the last calendar quarter in 2016 as compared to the performance of the share price of the Companies in the Russell 2000 over the same time period. For purposes of this determination, the Committee has determined to use the price of $41.18 as the Company’s share price at the beginning of the performance period (determined using an average of the share price over the first six months in 2013).

Company’s Relative Share Price as compared to Relative Share Price of the Russell 2000	Relative Share Price Portion Percentage
10% out performance of Russell 2000	100%
5% out performance of Russell 2000	75%
Performance in line with Russell 2000	50%
Performance below Russell 2000	0

Earnings Per Share Portion: The Earnings Per Share is determined as the earnings per share of the Company during 2016 excluding TEL and excluding costs related to TEL. The Earnings Per Share Stretch Target for 2016 was included in each Participant’s Grant Agreement.

Percentage of Earnings Per Share Stretch Target Achieved During 2016	Earnings Per Share Portion Percentage
100% or greater	100%
95% or greater but less than 100%	75%
90% or greater but less than 95%	50%
Less than 90%	0

Operating Income for Acquisition Business Portion: The Operating Income for Chemsil/Chemtec, Strata and Bachman shall be determined as the earnings before interest and taxes (“EBIT”) for the three acquired entities added together for calendar year 2016. The Combined Target EBIT for 2016 for the three companies was included in each Participant’s Grant Agreement.

Percentage of Combined Target EBIT for Chemsil/Chemtec, Strata & Bachman Achieved for 2016	Acquisition Business Portion Percentage
110% or greater	100%
100% or greater but less than 110%	75%
90% or greater but less than 100%	50%
Less than 90%	0